Exhibit 10.7

Letter of Intent Eraskh Winery Ltd.

Margrit Enterprises International, Inc.
13152 Raymer Street, Suite 1-A
North Hollywood, CA 91605
U.S.A.

11/18/2007
Eraskh Winery; Ltd.

Dear Mr.Tevonyan:

This letter of intent (this "LOP), shall set forth the preliminary understanding and agreement between Margrit Enterprises International, Inc (the "Purchaser") and Mr. Tevonyan (the "Seller"), with respect to an acquisition transaction (the "Transaction"), pursuant to which the Purchaser will acquire not less than 52% of the outstanding equity, on a fully diluted basis, of Eraskh Winery, Ltd., an Armenian corporation (the "Company"). That understanding and agreement between the Purchaser and the Seller is as follows:

1. The Purchaser, following the merger of the Company with another company that is publicly traded in the United States, shall purchase from the Seller and the Seller shall sell to the Purchaser shares of capital stock in the Company (the "Shares") that represent not less than 52% of the outstanding capital stock of the Company, on a fully diluted basis. The Shares shall be sold free and clear of any and all 'liens, pledges, security interests, mortgages or other encumbrances of any nature whatsoever. For purposes hereof, references to the Purchaser shall include the entity that is the surviving corporation of the merger transaction between the Purchaser and such publicly traded corporation.

2. The purchase price for the purchase of the Shares shall be US$        (the “Purchase Price"). The Purchase price shall be paid in full at the closing of the Transaction (the" Closing"), and shall be paid US$        in cash and US$      in shares of the Purchaser's publicly traded common stock. The Purchaser's common stock shall be valued for purposes of the Transaction at the average of the closing prices per share for the five (5) trading days immediately preceding the Closing.

3. The Closing of the Transaction shall be subject to the Purchaser and the Seller entering into a definitive purchase agreement (the "Purchase Agreement") and such other documentation that is customary for a transaction of the nature and complexity of the Transactions and that is mutually agreeable to the Purchaser and the Seller. The Purchase Agreement shall contain such representations and warranties, covenants binding the Purchaser both before and after the Closing, conditions to closing, rights of termination, indemnification obligations and conditions to closing (including, without limitation, delivery of certificates and opinions of legal counsel) as a Customary for purchase agreements for transactions of the nature and complexity of the Transaction. The Closing of the Transaction shall also be subject to complying with all applicable laws and regulations and obtaining all necessary governmental approvals and/or consents and may be required by the Armenian governmental and regulatory authorities.

4. In addition to the Purchase Agreement, the Purchase and the Seller shall enter into a customary shareholders agreement (the "Shareholders Agreement") to govern their Respective rights and obligations to each other relating to ownership of capital stock in the Company. The Shareholders Agreement shall, among other things, provide for a right of first refusal in favor of the Purchaser with respect to any proposed transfer of capital stock of the Company by the Seller, customary drag-along and tag-along rights, the composition of the board of directors of the Company and a voting agreement from the Seller agreeing to vote his shares as directed by the CEO of the Purchaser. The Seller shall also enter into a non-competition agreement (the "Non-Competition Agreement"), which will provide that the Seller and his affiliates shall not, directly or indirectly engage in any business or activity that would in any way compete with or interfere with the business or activities of the Company following the Closing of the Transaction. The entering into of the Shareholders Agreement and Non-Competition Agreement shall also be a condition to the Closing of the Transaction.

5. The Purchase Price shall be subject to adjustment based upon variances from an agreed upon balance sheet at the time of the signing of the Purchase Agreement, including, without limitation, which are a result of changes inventory at hand at Closing. The Purchase Agreement shall provide for a minimum inventory at the Closing. The Closing of the Transaction shall also be conditioned upon there being no material adverse change in, or occurrence with respect to, the business, operations, assets, prospects, and condition ( financial or otherwise) of the Company including, without limitation, changes due to political and or governmental occurrences or matters in Armenia.

6. The Purchaser and the Seller agree to negotiate the Purchase Agreement and the other documentation referred to in this LOI in good faith, and to use their best efforts to consummate the Transaction in accordance with the terms and provisions outlined in this LOI The Purchaser and the Seller shall use their best efforts to finalize the Purchase Agreement and the other documentation referred to in this LOI within 6 months of the execution and delivery of this LOI.

7. The Purchaser shall be free to engage in a due diligence examination of the business, operations, assets, prospects and condition (financial and otherwise) of the Company for the period from the date of the execution and delivery of this LOl though the date that is ten (10) days prior to the Closing, In order to facilitate that due diligence examination, the Seller agrees that the Seller shall cause the Company to provide the Purchaser and the Purchaser's attorneys, accountants, and financial advisors with such information and documentation (including without limitation, the books and records of the Company), as the Purchaser may reasonably request. The Seller shall cause the Company to ensure that the Company's attorneys, accountants and fanatical advisors also cooperate with the Purchaser's reasonable requests in connection with the due diligence examination. The Purchaser and the Company shall enter into a customary confidentiality agreement to protect the confidentiality of the information that the Purchaser receives during its due diligence examination.

8. The Purchaser, the Seller and he Company shall cause the terms and conditions of this LOI to be kept confidential and shall not disclose the terms and provisions of this LOI or the intent to the parties to consummate the Transaction, without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld, delayed or conditioned. The foregoing shall not apply to any disclosure that may be required by applicable law or regulation or by the rules or requirements of any securities exchange or trading market. None of the Purchase, the Seller or the Company will issue and press release or make any public communication regarding this LOI or the Transaction without the prior written consent of the other parties, which consent shall not be unreasonably withheld delayed or conditioned, and in any event only after giving the other parties an opportunity to review and comment on the press release or the substance of the proposed public announcement.

9. The Seller agrees that the Seller and the Company and the directors, officers, and employees of the Company and the respective attorneys, financial advisors, affiliates bankers and other representatives of the Seller and the Company shall not, directly or indirectly, from the date of this LOI until the termination of this LOI in accordance with its terms, engage in and discussions or negotiations with any third party ( other than the Purchaser) or induce or facilitate any such negotiations with any third party with respect to the acquisition of capital stock in, or the assets of, the Company or any transaction that is competitive with or would interfere with the Transaction ( an "Acquisition Transaction"), nor shall any of them provide any information to any third party regarding and Acquisition Transaction. If any of such entities or individuals is engaged in any discussions or negotiations with any third party (other than the Purchaser) regarding an Acquisition Transaction, that entity or individual shall immediately cease any such discussions or negotiations. The Seller shall immediately notify the Purchaser if the Seller or the Company or any of their respective affiliates or representatives or any other person referred to in this Section 9 receives an inquiry from a third party regarding an Acquisition Transaction, The obligations of the Seller and the Company set forth in this Section 9 are a material inducement for the Purchase to enter into this LOI and the Purchase shall be indemnified and held harmless from all lost opportunities damages, cost and expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of a breach of this Section 9.

10. This LOl sets forth the entire understanding of the Purchaser and the Seller with respect to the Transaction and it shall supersede and replace all prior and/or contemporaneous understandings, agreements, discussions and negotiations ( whether written or oral) with respect to the Transaction and the subject matter hereof; all of which are merged herein. This LOI may not be amended, modified, waived, except by an instrument signed by the Purchase and the Seller.

11. This LOl shall be governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to any of its conflicts of law principles which could result in the application of the laws of another jurisdiction. Should their be any dispute regarding this LOI, the dispute shall be exclusively settled by binding arbitration, which shall be conducted in accordance with the rules and procedures of the International Chamber of Commerce. The arbitration shall take place in [Geneva, Switzerland] and shall be conducted in the English language.

12. The Purchaser and the Seller do not enter into the Purchase Agreement by ________ 2008, upon not less than fifteen (15) days prior written notice to the other, with the Purchase or the Seller may terminate this LOI.

13. It is intended that this LOI be superseded by the Purchase Agreement, which if and when executed and delivered shall set forth the definitive understanding and agreement between the Purchase and the Seller with respect to the Transaction. This LOI is not intended to obligate the parties to enter into the Purchase Agreement or to consummate the Transaction. Notwithstanding the foregoing, Sections 6, 7,8,9,10,11, 12 and 14 of this LOI and this Section 13 shall constitute the legal and binding obligations of the Purchaser, the Seller, and the Company as applicable. This LOI may not be assigned by the Purchaser or the Seller, without the prior written consent of the other, except that the Purchaser may assign this LOI to an affiliate that is owned or controlled by the Purchaser.

14. This LOI may be executed in multiple counterparts, each of which shall be an original, and all of which, when taken together shall constitute one and the same document. This LOI may be executed by facsimile signature, which shall constitute a legal and valid signature for all purposes of this LOI.

Please confirm your agreement to the terms and provisions of this LOI be executing and returning to the Purchaser the enclosed copy of this LOI.

Very truly yours,

MARGRIT ENTERPRISES INTERNATIONAL, INC.

By: Margrit Eyraud
       C.E.O

AGREED AND ACCEPTED:
Wine Plant of Erashk LLC

ERASKH WINERY, LTD

By:  R. Tevonyan
        Director